Exhibit 10.1

October 18, 2023

Mr. Vinay Bassi

10 Princeton Terrace

Short Hills, NJ 07078

Via Email: vbassi@gmail.com

Offer of Employment

Dear Vinay:

We are pleased to make this Offer of Employment on behalf of Computer Programs and Systems, Inc. (CPSI) and summarize the details of your employment as follows:

Position:

We are offering you the position of Chief Financial Officer. You will report directly to Chris Fowler, CEO, CPSI. Your position is classified as salaried, exempt.

Salary and Bonus:

Should you accept, an annual base salary of $500,000.00 and will be paid to you bi-weekly in the amount of $19,230.77, less all applicable withholding and deductions.

Effective upon hire, you will be eligible to participate in the Company bonus program and have the potential to earn an additional 45% annually of your base salary (less all applicable withholding and deductions). This bonus is based on the Company’s overall performance to be determined by the Company in its sole discretion and upon your successful completion of full year objectives and individual performance. It is not guaranteed. Our fiscal year runs from January 1, 2024, to December 31, 2024.

Sign-on Bonus:

You will receive a sign-on bonus of $450,000.00 to be paid within 30 days of your start date. The sign-on bonus is subject to an agreement—should you leave the company at your discretion before one (1) year of service, you will be obligated to pay back $37,500 per month that you are not an employee of CPSI.

LTIP:

Additionally, you will be eligible to participate in a Long-Term Incentive Plan (LTIP) of stock benefits. A onetime $700,000.00 value of RSUs and PSA will be granted to you in March 2024, and is treated as 40% RSUs and 60% PSAs determined by company performance/EPS. Beginning in 2024 (grant date March 2025), you will be eligible for the LTIP stock benefit program granted to senior leadership. Your target LTIP is 165% of your base salary, or $825,000.00, and is treated as 40% RSU and 60% PSAs determined by company performance/EPS. The LTIP vests over 3-years-rolling. All bonus programs, including but not limited to cash and stock, are subject to your agreement and execution of CPSI’s standard agreements that outline the terms and conditions of these programs.

Start Date:

Your start date will be determined, pending the successful completion of the post offer requirements as outlined later in this offer letter, but we expect you will start on or before January 1, 2024.

Medical Coverage:

In addition to your compensation, you will be eligible to participate in the Company’s Health and Prescription programs first of the month following a 30-day waiting period. Coverage will be provided for you and your dependents upon your election of such coverage. Employee contributions for medical coverage are withheld directly from your bi-weekly paycheck; premiums are pre-tax.

You will be eligible for all health and retirement benefits that are provided to the senior leadership team. CPSI offers two plans to choose from: a PPO plan and a High Deductible Health Plan with a Health Savings plan. Additional specifics regarding these programs will be provided to you as part of your onboarding program.

Life Insurance Program:

You will be eligible to participate in the Company’s Life Insurance Program first of the month following a 30-day waiting period. The company paid Basic Life & AD&D coverage is equal to $50,000.

Supplemental Life Insurance Program:

You will be eligible to purchase additional life insurance for yourself and your family through our voluntary supplemental life insurance program as offered by CPSI. You will have the ability to purchase up to $150,000 additional life insurance coverage without having to go through a medical examination for qualification.

Dental Coverage:

CPSI offers a dental coverage plan administered through Delta Dental. You can elect coverage for yourself and your dependents.

Vision Program:

CPSI offers two voluntary vision plan options that provide coverage for eye exams and materials through VSP. You can elect coverage for yourself and your dependents.

Employee Assistance Program (EAP):

CPSI offers employees an EAP program at no cost to the employee. This program provides confidential information, support and referral services covering such areas as childcare and parenting, helping aging parents, financial issues, legal concerns, work and career, emotional well-being, addition and recovery, wellness, and prevention.

Disability Programs:

You will be eligible to participate in the Company’s short-term and long-term disability programs the first of the month following a 30 day wait period. CPSI covers the short-term disability program which provides weekly accident and sickness benefits to employees who become continuously disabled and are unable to perform any and every duty of his occupation due to accidental injury or sickness. Benefits are payable at a rate of 60% of average weekly earnings with a weekly maximum of $1500 and are paid after a 7-day elimination period. The maximum benefit period is 25 weeks.

The long-term disability program provides benefits to employees who become continuously disabled and are unable to perform any and every duty of his occupation due to accidental injury or sickness. Benefits are payable at a rate of 60% of base compensation, up to a maximum of $10,000 per month and are paid beginning 180 days from the onset of the qualifying accident or sickness. Maximum benefit period is the duration of the disability period, or up to the Social Security (SS) normal retirement age.

401(k) Profit Sharing Plan:

You will be eligible to participate in the Company’s 401(k) Profit Sharing Plan immediately upon hire. You can make pre-tax contributions to the 401(k) Plan, up to a limit as defined by the IRS; the CPSI company match will begin after 12 months of service. This match is equal to $3 for every $1 invested by you, with an annual maximum of $2000. Contributions are invested in the provided mutual funds, at the election of the employee. You will be vested in CPSI contributions on a 2-year Cliff schedule. Additionally, employee contributions are 100% vested upon deposit into the Plan. CPSI also offers employees a Roth IRA option to enroll in once eligible. Additional specifics regarding this program will be provided as part of your orientation.

Vacation:

Effective upon hire, you will be part of our flexible ETO policy. Most executives take up to, but no more than, 4 weeks per year. There are also 10 annual company recognized holidays. Our emphasis is on “getting the job done” and play when is best for you and your family. Future vacation and personal leave allowances will be earned in accordance with established company policies.

Travel Expenses:

CPSI will secure on your behalf a Navan Corporate card to cover all business-related expenses associated with your position. All expense reimbursements are processed via our web-based system, Navan. Additional details regarding this program will be provided.

Change of Control:

Should the Company be sold, or any change of control be forced upon employees, your annual and LTIP bonus accrued compensation will vest immediately in accordance with the Company policy for such an event if your employment is terminated.

Severance:

Assuming you accept this offer of employment, and the results of your background reports are favorable, a severance agreement will be provided to you. The severance agreement will outline the severance consideration equal to one-year annual base salary plus any vested bonus if you are terminated other than for cause.

Company Equipment:

CPSI will set you up with appropriate equipment to ensure that you are properly equipped to operate remotely and can communicate effectively within the Company. This will include company issued laptop, and Data device (I-phone or other device). Further details regarding these programs will be reviewed with you as part of your orientation program.

External Board Positions:

We expect you to devote your entire professional energy and time to CPSI. Thus, you may not engage in outside business activities, other than board memberships that are approved by the CEO in writing. Accordingly, Chris Fowler, CEO, does approve of your continued board service with Truefort Inc.

Confidentiality:

CPSI requires that employees do not disclose information held to be confidential by CPSI. During your employment, we will ask you to sign an Executive Severance Agreement that contains, among other things, non-disclosure, non-solicitation and non-compete terms. This agreement is a condition of your employment.

During your employment and for a period of time afterwards, you may not promote, participate, engage or have any other interest in any business which competes directly or indirectly with CPSI or any of its subsidiaries. We expect you to devote your entire professional energy and time to CPSI.

At-Will Employment:

Notwithstanding anything contained in this letter, you shall be considered an employee at will, governed by the laws of the State of Alabama. This offer is not intended as, nor does it imply a guarantee of employment or an employment contract. Nothing in this letter is intended to change the at-will nature of your employment, which means that either you or CPSI can terminate your employment for any reason without notice.

Pre-Employment:

This offer is also contingent on the Company’s sole satisfaction with the results of a mandatory background check, employment verification, drug screen and two professional references.

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We hope this letter summarizes the details of our offer clearly. We are confident you will find your employment with the CPSI organization a rewarding and challenging experience. We look forward to continuing discussions and to welcoming you when appropriate.

Please do not hesitate to contact me if you have any questions regarding the points described above.

Sincerely,

Chris Fowler
Chief Executive Officer
CPSI Inc.

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